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                                                                   EXHIBIT 10.34

                              CONSULTING AGREEMENT

      THIS AGREEMENT, made effective as of the 1st day of January, 2001, is between CARRIAGE SERVICES, INC., a Delaware corporation (the "Company"), and MARK W. DUFFEY, a resident of Harris County, Texas (the "Consultant").

                              W I T N E S S E T H:

      WHEREAS, the Consultant has heretofore been a full-time employee of the Company and one or more of its subsidiaries (collectively, "Carriage") as President of the Company and most of its subsidiaries, pursuant to the terms of the Executive Employment Agreement dated November 8, 1999 between the Company and the Consultant (the "Prior Employment Agreement"); and

      WHEREAS, pursuant to the Separation Agreement and Release dated December 30, 2000 (the "Separation Agreement") the parties have mutually agreed to convert the Consultant's status from that of an employee to that of a consultant, and the Company recognizes that the Consultant's experience, knowledge, reputation and contacts in the death care industry will continue to be of great value to the Company and therefore desires to continue to retain his services, on the terms and conditions hereafter set forth;

      NOW, THEREFORE, the Company and the Consultant hereby agree as follows:

      1. Term. The Company hereby engages the Consultant for a term commencing on the date hereof and, subject to Section 5 hereof, ending on December 31, 2004 (the "term of this Agreement"), to consult with and advise the Company as hereinafter provided. The Consultant agrees to accept such engagement and to perform the services specified herein, all upon the terms and conditions hereinafter stated. This Agreement is expressly made subject to the Consultant not revoking the Separation Agreement, and in the event of such revocation, this Agreement shall thereupon become void ab initio, as if never entered into.

      2. Duties.

            (a) During the term of this Agreement, the Consultant shall serve the Company in a consultive capacity and shall report to the Board of Directors of the Company or its Chief Executive Officer. The Consultant's services hereunder shall include providing advice and consultation regarding the following:

                  (i) The Company's e-commerce strategies, including its
            investment in Lifetime Reflections, L.P., and other exploitation of opportunities involving the Company through Internet-based technologies; it is understood, however, that the Consultant's involvement in Carriage Life Events, Inc. or any other E-Commerce
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            Venture (as defined in the Separation Agreement) shall not be covered by this Agreement;

                  (ii) The Company's relationship with former owners of funeral homes and cemeteries which have affiliated with the Company; and

                  (iii) Any other areas involving the Company and its business and operations as may be mutually identified by the parties.

            (b) From January 1, 2001 through June 30, 2001, the Consultant shall render services to the Company, if and when requested by the Company in writing, up to 24 hours per month. For each month thereafter throughout the remainder of the term of this Agreement, the Consultant shall render services to the Company, if and when requested by the Company in writing, up to 8 hours per month. The services so required to be rendered by Consultant hereunder are referred to as "Required Services." The Company may request that Consultant render services above the level of Required Services described above, which the Consultant may accept or reject in his sole discretion.

            (c) Consultant shall render services hereunder at times reasonably convenient to him, but this Section 2 shall not be construed so as to prevent Consultant from accepting employment on a full-time basis with any other person, subject to the covenants described in Sections 6 and Section 7 hereof. Consultant shall take reasonable precautions to ensure that this Agreement does not conflict with any terms or conditions of any new employment which he may obtain. It shall not be necessary for Consultant to render Required Services or any other services at the Company's corporate offices or any other Carriage location, but rather such services may be rendered at locations of Consultant's choice and may include services provided electronically, such as by phone, fax or over the Internet, it being the intention of the parties that Consultant's services hereunder do not interfere with any new position which Consultant may accept elsewhere (subject to such covenants).

            (d) The Consultant agrees that at all times during the term of this
      Agreement:

                  (i) The Consultant will not knowingly or intentionally do or say any act in bad faith which is intended to impair, damage or destroy the goodwill and esteem for Carriage of its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with Carriage.

                  (ii) The Consultant will not directly encourage, recommend or approve the use at any time of the services of any competitor of Carriage. This clause (ii) is not intended to (x) restrict an E-Commerce Venture of which the Consultant may become associated from networking and otherwise contracting with funeral homes, cemeteries and other death care businesses, including those which may be


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            competitors of Carriage or (y) prevent Consultant from privately making recommendations to family, friends and personal acquaintances.

                  (iii)The Consultant will not reveal to any third person any difference of opinion, if there be such at any time, between him and the management of the Company as to its personnel, policies or practices.

      3. Compensation.

            (a) Consulting Fees. As compensation for the Required Services, the Company shall pay to the Consultant a consulting fee of (i) $1,000.00 per month for the period January 2001 through June 2001, and (ii) $250.00 per month for the remainder of the term of this Agreement, in each case payable on or before the last day of each month. It is understood, however, that the foregoing fees are for only for the Required Services. If the Company requests any additional services from Consultant and Consultant agrees to provide such services, then the Company shall pay Consultant such additional consulting fees, at such rates and at such times and in such manner as the parties mutually agree.

            (b) Out-of-Pocket Expenses. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by him in rendering services hereunder, provided that the same are in accordance with the Company's expense reimbursement policy from time to time in effect and the Company has approved each and every such expense in advance and in writing.

      4. Independent Contractor. The Consultant is retained and engaged by the Company only for the purposes and to the extent set forth herein, and the Consultant's relation to the Company shall, during the term of this Agreement, be that of an independent contractor and not that of an employee. In rendering his services hereunder, the Consultant shall not, without the prior written consent of the Company, represent that he has the right or authority to bind the Company in any respect.

      5.    Termination.

            (a) Death. If the Consultant dies during the term of this Agreement, this Agree ment shall automatically terminate and the Company shall have no further obligation to the Consultant or his estate under this Agreement except that the Company shall pay the Consultant's estate that portion of any consulting fee which may have become earned as of the date of death but not yet paid in accordance with Section 3(a) hereof. Consultant's death shall not affect the Company's obligations under the Separation Agreement or any other exhibit thereto except to the extent expressly provided therein.

            (b) Discharge for Cause. Prior to the end of the term of this Agreement, the Company may discharge the Consultant for Cause and terminate this Agreement. In such


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      case this Agreement shall automatically terminate and the Company shall have no further obligation to the Consultant or his estate other than to pay to the Consultant or his estate in the event of his subsequent death any consulting fee which may have become earned through the date of termination but not yet paid in accordance with Section 3(a) hereof. For purposes of this Agreement, the Company shall have "Cause" to discharge the Consultant or terminate the Consultant's services hereunder upon (i) the Consultant's failure to cure, after reasonable notice of not less than thirty (30) days, a material breach of any of the terms of this Agreement;
      (ii) the Consultant's conviction of a felony involving moral turpitude, fraud, theft, embezzlement, assault, battery, rape or other violent act or another crime; or (iii) the Consultant having engaged in willful misconduct in the performance of the Required Services that has a material adverse effect on the Company; provided, however, no act or failure to act shall be deemed "willful" if due primarily to an error in judgment or negligence or if made in good faith and with reasonable belief that such act is in the best interest of the Company. Neither Consultant's failure to render the required number of hours of Required Services in a particular month, nor the quality or nature of such services, will by itself constitute "Cause" hereunder. On the other hand, a violation of
      Section 2(d), 6 or 7 of this Agreement may, subject to the above qualifications, constitute "Cause."

            (c) Discharge Without Cause. Prior to the end of the term of this Agreement, the Company may discharge the Consultant without Cause (as defined in paragraph (b) above) and terminate this Agreement. In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Consultant or his estate, except that the Company shall (i) continue to pay the consulting fees for Required Services pursuant to Section 3(a) hereof for the remainder of the four-year term of this Agreement, subject to his continued compliance with Sections 6 and 7 hereof, in the same manner and at the same times as they would have been paid to the Consultant had he not been discharged; and
      (ii) pay any consulting fees due for services rendered beyond the Required Services prior to the effective date of termination. A discharge of the Consultant without Cause shall not affect the Company's obligations under the Separation Agreement or any other exhibit thereto.

            (d) Survival. The provisions of Sections 6 and 7 hereof survive any termination of this Agreement.

      6. Restrictive Covenants.

            (a) Non-Competition. The Consultant acknowledges that in the course of his employment with the Company as a member of the Company's senior executive and management team, and during the term of his consultancy hereunder, he has had and may continue to have access to confidential and proprietary business information of Carriage, and has developed and may hereafter continue to develop, through such employment and/or consultancy, valuable business systems, methods of doing business, and contacts within the death care industry, all of which have helped to identify him with the business and goodwill of Carriage. Consequently, it is important that Carriage protect its interests in regard to such


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      matters from unfair competition. During the full four-year term of this
      Agreement, the Consultant agrees that he will not, directly or indirectly:

                  (i) become a director, officer, employee, proprietor,
            consultant, advisor or agent of, or own beneficially or of record more than one percent (1%) of the fully diluted equity securities (including options, warrants or other securities convertible into equity securities) of, or otherwise derive any active income from, any Conflicting Organization (as hereafter defined); or

                  (ii) induce or assist anyone in inducing in any way any
            employee of Carriage to resign or sever his or her employment or to breach an employment contract with Carriage.

            The covenant under clause (i) above restricts the Consultant's activities only insofar as they relate to the operations of the Conflicting Organizations within the Continental United States, and any activities devoted to business transacted exclusively outside the Continental United States shall not be restricted hereby. Clause (i) covers all roles or positions involving the Conflicting Organizations, including but in no way limited to corporate development. For purposes hereof, a "Conflicting Organization" means (x) any of the firms and organizations listed on Schedule I hereto, and (y) any other firm or organization, however structured, which owns or operates one or more funeral homes, cemeteries or other businesses in the death care industry anywhere within the Continental United States, whether now existing or hereafter arising during the four-year term of this Agreement.

            (b) E-Commerce Venture. In no event shall an E-Commerce Venture (as defined in the Separation Agreement) constitute a Conflicting Organization for purposes of this Agreement. The covenant under clause (ii) of paragraph (a) above does not apply to Michael S. Lade or Vicki McArthur, regardless of whether their employment is in connection with an E-Commerce Venture or any other firm or organization with which the Consultant may become associated.

            (c) Term of Covenants. The covenants in this Section 6 shall continue for the full four-year term of this Agreement, notwithstanding that a discharge with or without Cause may sooner occur pursuant to
      Section 5. On the other hand, such covenants shall not extend past such four-year term, except for the duration of any period in which the Consultant is in material breach of such covenants. It is specifically understood that the Consultant shall not have the right or option to forgo any compensation or benefits under this Agreement or the Separation Agreement in order to be relieved of his covenants hereunder.

            (d) Reformation. The foregoing covenants shall not be held invalid or unen forceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants respectively are operative, but the


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      maximum territory, the action subject to such covenants and the period of time they are enforceable are subject to any determination by a final judgment of any court which has juris diction over the parties and subject matter.

            (e) Remedies. Both parties recognize that the services to be rendered under this Agreement by the Consultant are special, unique, and of extraordinary character, and that in the event of the breach by the Consultant of the covenants contained in this Section 6 or Section 7 below, the Company shall be entitled, if it so elects, to suspend (if applicable) any payments due under this Agreement and the Separation Agreement and/or to institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants. Consultant acknowledges and agrees that there is no adequate remedy at law for his violation of such covenants and that in light of the numerous years and the scope of his responsibilities with the Company, the restrictions as to time, geographic scope and scope of activities restrained in paragraph (a) above are both reasonable and necessary to protect the goodwill and other legitimate business interests of the Company. Indeed, the Consultant acknowledges that the payments and commitments made by the Company in this Agreement and in the Separation Agreement are in significant part provided by the Company to secure the Consultant's agreement to such covenants. The Consultant agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.

      7. Confidential Information. The Consultant acknowledges that in the course of his affiliation with Carriage he has received, and in the course of his consultancy hereunder he may continue to have access to, certain trade secrets, lists of customers, management methods, operating techniques, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, financial reports and other confidential information and knowledge concerning the business of Carriage (hereinafter collectively referred to as "Information") which the Company desires to protect. The Consultant understands that the Information is confidential and he agrees not to reveal the Information to anyone outside of Carriage so long as the confidential or secret nature of the Information shall continue; provided, however, that Consultant may disclose E- Commerce Rights (as defined in the Exclusive Development Agreement between Consultant and the Company of even date herewith) to the extent necessary to develop the E-Commerce Venture pursuant to the terms of such Agreement. The Consultant further agrees that he will at no time use any Information in competing with Carriage. Consultant represents that upon his transition from employee to Consultant hereunder, he has surrendered to the Company, and has not kept any copies of, all papers, documents, writings and other property produced by his or coming into his possession by or through his employment with Carriage or relating to the Information, which the Consultant acknowledges to be and will remain at all times remain the property of Carriage, except insofar as the Company and the Consultant have specifically identified as necessary to enable the Consultant to render services hereunder, and upon termination of the consultancy hereunder, all remaining papers, documents, writings and other property shall similarly be surrendered to the Company, without any copies thereof retained by Consultant. Notwithstanding the foregoing, Consultant may


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retain so-called Board books, encompassing materials which Consultant has heretofore received in his capacity as a director of the Company.

      8. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three business days after the date mailed, postage prepaid, by certified mail, return receipt requested, or when sent by telex or telecopy and receipt is confirmed, if addressed to the respective parties as follows:

      If to the Consultant:   Mr. Mark W. Duffey
                              597 Piney Point Road
                              Houston, Texas 77024

      If to the Company:      Carriage Services, Inc.
                              1900 St. James Place, 4th Floor
                              Houston, Texas 77056
                              Attn: Chief Executive Officer

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

      9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      10. Assignment. This Agreement may not be assigned by the Consultant. Neither the Consultant nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being agreed that such payments and the right thereto are nonassignable and nontransferable.

      11. Binding Effect. Subject to the provisions of Section 10 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Consultant's heirs and personal representatives, and the successors and assigns of the Company.

      12. Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      13. Complete Agreement. This Agreement represents the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements and arrangements between the parties concerning the subject thereof. Without limiting the generality of the foregoing, this Agreement upon the effective date hereof will supersede and replace the Prior Employment


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Agreement (subject to reinstatement if this Agreement is rendered void as described in Section 1 hereof), as well as any other prior agreements respecting or relating to the Consultant's employment with or compensation from Carriage.

      14. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

      15. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                    CARRIAGE SERVICES, INC.


                                    By: ________________________________________
                                        MELVIN C. PAYNE, Chief Executive Officer


                                    ____________________________________________
                                    MARK W. DUFFEY


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                                   SCHEDULE I
                                       TO
                              CONSULTING AGREEMENT
                                (MARK W. DUFFEY)

                            Conflicting Organization

For purposes of clause (x) of Section 6(a) of this Agreement, the term "Conflicting Organization" specifically includes each of the following:

            Service Corporation International
            The Loewen Group Inc.
            Stewart Enterprises, Inc.
            Keystone Group Holdings, Inc.
            Meridian Mortuary Group, Inc.
            Cornerstone Family Services, Inc.
            Prime Succession, Inc.
            Hamilton Group, Inc.
            Century Group
            Saber Group
            Thomas Pierce & Co.

The above listing is not intended to be in limitation of the generality of clause (y) of Section 6(a).